UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2020

ATHENEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38112	43-1985966
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Main Street, Suite 600, Buffalo, New York	14203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 427-2950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ATNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 9, 2020, Athenex, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with SVB Leerink LLC, RBC Capital Markets, LLC and Evercore Group L.L.C., as representatives of the several underwriters named therein (collectively, the “Underwriters”), in connection with the offer and sale of 10,000,000 shares of the Company’s common stock, par value $0.001 per share, pursuant to a registration statement on Form S-3 (File No. 333-227492), filed with the Securities and Exchange Commission (the “Commission”) on September 24, 2018 and which became automatically effective upon filing, and the prospectus contained therein, as supplemented by the prospectus supplement dated September 9, 2020 (the “Prospectus Supplement”), in an underwritten registered public offering at a public offering price of $11.00 per share (the “Offering”). The Company also granted the Underwriters a 30-day option to purchase up to an aggregate of 1,500,000 shares of the Company’s common stock. The net proceeds to the Company from the Offering is expected to be approximately $103,200,000 million, after deducing underwriting discounts and commissions and estimated offering expenses, or $118,710,000 million if the Underwriters exercise in full their option to purchase the additional shares of the Company’s common stock. The Offering is expected to close on September 14, 2020, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters against certain liabilities, including for liabilities under the Securities Act of 1933, as amended, and termination provisions. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the Company. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission. In addition, subject to certain exceptions, the Company and its offers and directors have agreed not to offer, sell, transfer or otherwise dispose of any shares of the Company’s common stock during the 90-day period following the date of the Prospectus Supplement.

The foregoing description of the Underwriting Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the legal opinion and consent of Harter Secrest & Emery LLP relating to the Offering is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

On September 8, 2020, the Company issued a press release announcing the launch of the Offering. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

On September 10, 2020, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.2 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

5.1	Opinion of Harter Secrest & Emery LLP

10.1	Underwriting Agreement, dated September 9, 2020, by and between the Company and SVB Leerink LLC, RBC Capital Markets, LLC and Evercore Group L.L.C., as representatives of the underwriters named therein

23.1	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)

99.1	Press release issued by the Company on September 8, 2020

99.2	Press release issued by the Company on September 10, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENEX, INC.

Date: September 10, 2020	/s/ Randoll Sze
	Name:	Randoll Sze
	Title:	Chief Financial Officer

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